Exhibit 10.63
CONFORMED COPY
          EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 9, 2004, by and between VIPS, Inc., a Maryland corporation (the “Company”), and Arthur Lehrer (“Executive”).
          WHEREAS, WebMD Corporation, a Delaware corporation (“WebMD”), a Delaware corporation, Envoy Corporation (the “Envoy”), a Delaware corporation, Valor, Inc., a Maryland corporation and a wholly owned subsidiary of Envoy (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated as of July 9, 2004 (the “Merger Agreement”);
          WHEREAS, pursuant to the terms of the Merger Agreement, the Envoy, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company being the surviving corporation;
          WHEREAS, Executive is currently employed by the Company, pursuant to a Letter Agreement dated as of October 6, 1998 (the “Prior Agreement”); and
          WHEREAS, subject to the consummation of the transactions contemplated by the Merger Agreement, the Company desires to continue to employ Executive on a full-time basis and Executive desires to be so employed by the Company;
          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of Executive and the advantages and benefits thereby inuring to Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:
          1. Effectiveness of Agreement and Employment of Executive.
          1.1 Effectiveness of Agreement. This Agreement shall become effective upon the Closing (as defined in the Merger Agreement), and Executive’s employment under this Agreement shall commence on the date of the Closing (the “Effective Date”). In the event that the Closing does not occur, this Agreement shall be null and void and shall have no force and effect and the Prior Agreement shall remain in full force and effect.
          1.2 Employment by the Company. The Company hereby employs Executive as General Manager and Senior Vice President and Executive hereby accepts such employment with the Company as of the Effective Date. Executive shall initially report to, and perform such duties and services for the Company and its Affiliates (as defined in section 8.11) as may be designated from time to time by the President of the Company, or such other person designated by the Company consistent with Executive’s position. During his employment, Executive shall use his best and most diligent efforts to promote the interests of the Company and its Affiliates, and shall devote all of his business time and attention to his employment under this Agreement. Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder. Subject to Section 5 below, the Company acknowledges that Executive may serve on charitable and not for profit boards or engage in teaching or lecturing so long as such activities do not, individually or in the aggregate, materially interfere with the performance of his duties hereunder.
          2. Compensation and Benefits; Stock Options.
          2.1 (a) Salary. The Company shall pay Executive for services during his employment under this Agreement a base salary of no less than the annual rate of $225,055 (“Base Salary”). Any and all annual increases to Executive’s Base Salary shall be determined by the Company, in its sole discretion. Such Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

          (b) Bonus. With respect to calendar year 2004, the bonus program and payment potential shall remain as previously established by the Company, provided, however, that the Company may adjust such factors as necessary as a result of the transaction. With respect to calendar year 2005 and forward, Executive shall be eligible for an annual bonus, the target of which is 60% of his Base Salary, the amount of which is to be determined by the Company in accordance with the Bonus Plan in effect at that time and payable at such time as bonuses are paid to employees generally so long as Executive remains in the employ of the Company on the applicable payment date.
          (c) WebMD Stock Option. Executive shall be granted, on the Effective Date, a nonqualified option (the “WebMD Option”) to purchase 125,000 shares of WebMD common stock, par value $0.001 (the “Common Stock”), at an exercise price equal to the closing price of the Common Stock on the Effective Date. Subject to Section 4.4, the WebMD Option shall vest and become exercisable, subject to Executive’s continued employment on the applicable vesting dates, in equal annual installments of 25% commencing on the first anniversary of the date of grant of the WebMD Option. The WebMD Option shall be granted pursuant to and subject to the WebMD’s stock option plan and a stock option agreement to be entered into between the WebMD and Executive, which agreement shall be in substantially the same form provided by the WebMD to its employees generally. The WebMD Option will have a term of ten (10) years subject to earlier expiration in the event of the termination of Executive’s employment, as set forth in the applicable stock option agreement.
          2.2 Benefits. During the Employment Period (as defined below), Executive shall be entitled to participate, on the same basis and at the same level as other similarly situated executives of the Company, in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. Executive shall be entitled to vacation time consistent with the Company’s policies but no less than 25 days. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company.
          2.3 Expenses. Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by Executive on behalf of the Company or any of its Affiliates in the performance of Executive’s duties hereunder.
          3. Employment Period. Executive’s employment under this Agreement shall commence as of the Effective Date, and shall terminate on the fifth anniversary thereof, unless terminated earlier pursuant to Section 4 (the “Initial Employment Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party prior to the expiration of the Initial Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods (as it may be extended, the “Employment Period”).
          4. Termination and Forfeiture of Payments and Benefits.
          4.1 Termination by the Company for Cause. Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to Executive pursuant to this Agreement other than the payment of Executive’s earned and unpaid Base Salary to the effective date of such termination plus any accrued, but unused vacation.
          For purposes of this Agreement, the term “Cause” shall mean any of the following:
(i)	Executive’s willful failure to perform his material duties, following written notice from the Company detailing the specific acts and a thirty (30) day period of time to remedy such failure;

(ii)	Executive engaging in misconduct, negligence, violence or threat of violence that is injurious to the Company or any of its Affiliates;

(iii)	Executive’s material breach of a policy of the Company or any of its Affiliates, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach;

(iv)	Any material breach by Executive of this Agreement, which breach is not remedied (if susceptible to remedy) following written notice by the Board of Directors of the Company or its designee detailing the specific breach and a thirty (30) day period of time to remedy such breach; or

(v)	Executive’s commission of a felony in respect of a dishonest or fraudulent act or other crime of moral turpitude involving the Company or any of its Affiliates, or which is likely to reflect negatively upon the Company or any of its Affiliates or otherwise impair or impede its operations.
          4.2 Permanent Disability. If during his employment with the Company, (i) Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 180 days in any consecutive 12-month period, or (ii) a qualified independent physician jointly selected by the Company and Executive, both of whom shall act reasonably and in good faith, determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration (a “Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. Upon such a termination, the Company shall have no obligation to Executive other than (i) the payment of Executive’s earned and unpaid Base Salary to the effective date of such termination and (ii) accrued, but unused vacation, and (iii) any earned but unpaid bonus from any prior fiscal year payable at such time as payments under such plan are made generally.
          4.3 Death. Executive’s employment with the Company shall be deemed terminated by the Company upon the death of Executive and the Company shall have no obligation to Executive or Executive’s estate other than the payment of Executive’s earned and unpaid Base Salary to the effective date of such termination. The Company will also pay to Executive any earned but unpaid bonus from any prior fiscal year payable at such time as payments under such plan are made generally plus any accrued, but unused vacation.
          4.4 Termination by the Company Without Cause. Executive’s employment with the Company may be terminated at any time by the Company without Cause. Nonrenewal of this Agreement by the Company pursuant to Section 3 above shall be treated as termination without Cause. In the event that Executive’s employment with the Company is terminated by the Company without Cause, the Company shall have no obligation to Executive other than (subject to Executive’s continued compliance with his obligations under this Agreement): (i) the payment of Executive’s Base Salary through the effective date of such termination, and (ii) a continuation of Executive’s Base Salary (at the rate in effect at the time of such termination) for a period commencing on the date of termination and ending 12 months from the date of termination (the “Severance Period”), (iii) any earned but unpaid bonus from any prior fiscal year payable at such time as payments under such plan are made generally, (iv) the WebMD Option, to the extent unvested as of the date of termination, shall remain outstanding and continue to vest until the next vesting date applicable to the WebMD Option and the post termination exercise period with respect to such portion shall commence on such vesting date, (v) a pro rata bonus payment for the year of termination, with such amount determined in accordance with the plan as if Executive had been an employee at the end of the plan period, provided such termination has occurred more than six (6) months into the fiscal year, payable at such time as payments under such plan are made generally, and (vi) any accrued, but unused vacation.. In addition, the Company will pay the portion of the COBRA premiums it generally pays for active employees with similar coverage through the earlier of (i) the Severance Period and (ii) the date Executive becomes eligible for comparable coverage with a subsequent employer.
          4.5 Termination by Executive for Good Reason. (a) Executive’s employment with the Company may be terminated at any time by Executive for Good Reason (as defined below). In the event that Executive terminates his employment with the Company for Good Reason, Executive shall be entitled to the payments and COBRA benefits specified in Section 4.4 above.

          (b) For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events which condition(s) or event(s) remain in effect thirty (30) days after written notice is provided by Executive to the Company detailing such condition or event:
     (i) Any material breach by the Company of this Agreement;
     (ii) The relocation of Executive’s principal place of work to a location more than 50 miles from the location of Executive’s principal place of work as in effect on the date hereof; or
     (iii) Any reduction in Executive’s Base Salary or any material diminution in Executive’s duties.
          4.6 Termination by Executive Without Good Reason. Executive may voluntarily resign from his employment with the Company without Good Reason, provided that Executive shall provide the Company with thirty (30) days’ advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination plus any accrued, but unused vacation.
          4.7 Release of Claims. As a condition to receiving the payments set forth in Section 4.4 or Section 4.5 upon a termination by the Company without Cause or by Executive for Good Reason, Executive shall be required to execute and not revoke a waiver and release of claims, in a form provided by the Company, attached hereto as Exhibit A.
          5. Covenants.
          5.1 Confidentiality.
          (a) Proprietary Information. Executive understands and acknowledges that, during the course of his employment with the Company, Executive shall be granted and has been granted access to valuable information relating to the business of the Company and its Affiliates that provides the Company and its Affiliates with a competitive advantage (or that could be used to the Company’s disadvantage by a Competitive Business (as defined herein)), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: (a) specifications, manuals, software in various stages of development, and other technical data; (b) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (c) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies of the Company; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) software systems, computer programs and source codes; (g) sources of supply; (h) identity of specialized consultants and contractors and Proprietary Information developed by them for the Company; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; (k) clinical procedures and guidelines; and (l) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions with respect to such Proprietary Information and not recorded. Proprietary Information shall not include such information that Executive can demonstrate is generally available to the public (other than as a result of a disclosure by Executive or a third party).
          (b) Duty of Confidentiality. Executive agrees at all times, both during and after Executive’s employment with the Company, to hold all of the Company’s Proprietary Information in a fiduciary capacity for the benefit of the Company and its Affiliates and to safeguard all such Proprietary Information. Executive also agrees that he will not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except as may be necessary in the good faith performance of Executive’s duties for the Company. Executive further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets. Notwithstanding anything in this Agreement to the contrary, Executive understands that he may disclose the Company’s Proprietary Information to the extent required by applicable laws or governmental regulations or judicial or regulatory process or to enforce the terms of this Agreement, provided that Executive gives the Company prompt notice of any and all such requests for disclosure so that it has ample opportunity to take all necessary or desired action, to avoid disclosure.
          (c) Investors, Other Third-Parties, and Goodwill. Executive acknowledges that all third-parties that Executive services or proposes to service while employed by the Company are doing business with the Company and not with Executive personally, and that, in the course of dealing with such third-parties, the Company establishes goodwill with respect to each such third-party that is created and maintained at the Company’s expense (“Third-Party Goodwill”). Executive also acknowledges that, by virtue of his employment with the Company, he has gained or will gain knowledge of the business needs of, and other information concerning, third-parties, and that Executive will inevitably have to draw on such information were Executive to solicit or service any of the third-parties on his own behalf or on behalf of a Competitive Business.
          (d) Nondisparagement. Executive agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any public statement or other public communication (other than for the purpose of enforcing this Agreement) to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its Affiliates or any of their respective directors, officers or employees.
          5.2 Restrictions on Solicitation. (a) During the period beginning on the Effective Date and ending on the first anniversary of the date of termination of Executive’s employment by the Company or Executive for any reason whatsoever (the “Restricted Period”), Executive shall not, without the prior written approval of the Company, directly or indirectly, solicit, induce or attempt to induce employees, agents or consultants of the Company or any of its Affiliates to do anything from which Executive is restricted by reason of this Agreement from doing, nor shall Executive hire or aid others to hire any individuals who are or were at anytime within one year prior to the date of termination, employees, agents or consultants of the Company or any of its Affiliates, or solicit or induce or aid others to solicit or induce any such individuals to terminate their employment with the Company or any of its Affiliates and/or to enter into an employment, agency or consultancy relationship with Executive or any other person or entity with whom Executive is affiliated.
          (b) During the Restricted Period, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer of the Company or any of its Affiliates or any potential customer with whom the Company or any Affiliates has had any contact of which Executive has actual knowledge or received or submitted a proposal for services within the prior 12 months for the purpose of: (i) soliciting services or products on behalf of a Competitive Business, (ii) providing such customer or potential customer products or services that are the same as or substantially similar to those provided or offered to be provided by the Company or any of its Affiliates or (iii) taking away or interfering or attempting to interfere with any custom, trade, business or patronage of the Company or any of its Affiliates.
          5.3 Restrictions on Competitive Employment. (a) Executive acknowledges that the business of the Company and its Affiliates is national in scope, that their products and services are marketed throughout the entire United States, that the Company and its Affiliates compete in nearly all of their business activities with other individuals or entities that are, or could be, located in nearly any part of the United States and that the nature of Executive’s services, position, and expertise are such that Executive is capable of competing with the Company and its Affiliates from nearly any location in the United States.
          (b) Accordingly, in order to protect the Company’s Proprietary Information and Third-Party Goodwill, Executive acknowledges and agrees that during the Restricted Period, Executive shall not, without the Company’s express written consent, directly or indirectly (including through the Internet), own, control, manage, operate, participate in, be employed by, or act for or on behalf of, any Competitive Business located anywhere within the geographic boundaries of the United States.

          (c) For purposes of this Agreement, “Competitive Business” shall mean any of the following:
(i)	Any enterprise engaged in the business of the Company as presently conducted or as conducted during Executive’s employment with the Company;

(ii)	Any enterprise engaged in establishing electronic linkages between individual healthcare patients, providers, physicians, payors (including, without limitation, insurance companies, HMO’s, pharmacy benefits management companies, and/or self-insured employer groups), pharmacies, laboratories and/or other participants in the healthcare industry, for the purpose of facilitating or conducting financial and/or administrative communications and/or transactions; or

(iii)	Any enterprise engaged in any other type of business in which the Company or any of its Affiliates is also engaged, or plans to be engaged, so long as Executive is directly involved in such business or planned business on behalf of the Company or any of its Affiliates.
          (d) Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company and its Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (b) above. To the extent that the foregoing covenant or any provision of this Section 5.3 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.
          5.4 Assignment of Developments. (a) Executive acknowledges that all developments, including, without limitation, the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation, and writings and applications thereof relating to the past, present, or future business of the Company and its Affiliates that Executive, alone or jointly with others, may have discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during Executive’s employment with or as a result of Executive’s employment with the Company or any of its Affiliates (collectively, “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and its Affiliates, free of any reserved or other rights of any kind on Executive’s part. Executive hereby assigns to the Company all of his rights, titles and interest in and to all such Developments, if any. Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, to give evidence, and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for, and to acquire, maintain, and enforce, all letters patent, trademark registrations, or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists, and other documentation (and all copies thereof) made or compiled by Executive or made available to Executive concerning the Developments or otherwise concerning the past, present, or planned business of the Company and its Affiliates are the property of the Company, and will be delivered to the Company immediately upon the termination of Executive’s employment with the Company.
          (b) If a patent application or copyright registration is filed by Executive or on Executive’s behalf during Executive’s employment with the Company or within one (1) year after Executive’s leaving the Company’s employ, describing a Development within the scope of Executive’s work for the Company or which otherwise relates to a portion of the business of the Company and its Affiliates of which Executive had knowledge during Executive’s employment with the Company, it is to be conclusively presumed that the Development was conceived by Executive during the period of such employment.
          5.5 Remedies. Executive acknowledges that the Company has a compelling business interest in preventing unfair competition stemming from the intentional or inadvertent use or disclosure of the Company’s Proprietary Information. Executive further acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 5 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith and the termination of the Company’s obligations in Section 4.4 and Section 4.5, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction without the necessity of showing any actual damages or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not eliminate Executive’s ability to earn a livelihood. Executive also agrees that any request for such relief by the Company shall be in addition to, and without prejudice to, any claim for monetary damages that the Company may elect to assert.
          5.6 Extension of Restricted Period. The Restricted Period shall be extended by the length of any period during which Executive is in breach of any of the terms of section 5.2 or Section 5.3.
          5.7 Rights to Materials and Return of Materials. All papers, files, notes, correspondence, lists, software, software code, memoranda, e-mails, price lists, plans, sketches, documents, reports, records, data, research, proposals, specifications, technical information, models, flow charts, schematics, tapes, printouts, designs, graphics, drawings, photographs, abstracts, summaries, charts, graphs, notebooks, investor lists, customer/client lists, information on the use, development and integration of software and all other compilations of information, regardless of how such information may be recorded and whether in printed form or on a computer or magnetic disk or in any other medium (together with all copies of such documents and things) relating to the business of the Company and its Affiliates or containing Proprietary Information and/or Developments, which Executive shall use or prepare or come in contact with in the course of, or as a result of, Executive’s employment by the Company shall, as between the parties to this Agreement, remain the sole property of the Company. Laptop computers, other computers, software and related data, information and things provided to Executive by the Company or obtained by Executive, directly or indirectly, from the Company and its Affiliates, also shall remain the sole property of the Company. Upon the termination of Executive’s employment or upon the prior demand of the Company, Executive shall immediately return all such materials and things to the Company and shall not retain any copies or remove or participate in removing any such materials or things from the premises of the Company after termination or the Company’s request for return.
          6. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:
if to the Company:
VIPS, Inc.
One West Pennsylvania Avenue
Towson, MD 21204
Attention: Jenny Morgan
With a copy to:
Envoy Corporation
c/o WebMD Corporation
669 River Drive
Elmwood Park, NJ 07407
Attention: President of Envoy and General Counsel WebMD

if to Executive:
Arthur Lehrer
[Address]
With a copy to:
Melinda B. Antalek, Esq.
Ober, Kaler, Grimes & Shriver
120 E. Baltimore Street
Baltimore, MD 21202
          Any notice shall be deemed given when actually delivered to such address, or two days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.
          7. Indemnification. The Company shall indemnify Executive for acts performed in his capacity as an executive and employee of the Company to the fullest extent permitted by law, its charter and by-laws.
          8. Miscellaneous.
          8.1 Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and acknowledges that the Company is relying upon such representations and covenants:
          (a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.
          (b) Executive, during his employment, shall use his best efforts to disclose to the Chief Executive Officer and General Counsel of the Parent in writing or by other effective method any bona fide information known by him and which he reasonably believes is not known to the Chief Executive Officer and General Counsel of the Parent, and which he reasonably believes would have any material negative impact on the Company or any of its Affiliates.
          8.2 Entire Agreement. This Agreement and the stock option agreement referenced in Section 2.1(c) contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings (including, without limitation, the Prior Agreement) between the parties with respect to such subject matter. Notwithstanding the foregoing, the covenants and obligations of the Executive in this Agreement are separate and independent from the covenants and obligations of the Executive in the Noncompetition Letter dated as of the date hereof.
          8.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.
          8.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of Executive. Executive’s rights or obligations under this Agreement may not be assigned by Executive.

          8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          8.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of Maryland applicable to contracts executed and to be wholly performed within such State.
          8.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.
          8.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.
          8.9 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.
          8.10 Legal Fees. The Company will pay for or reimburse Executive for reasonable legal fees incurred in connection with negotiating this Agreement up to $7,500.
          8.11 Affiliate. For purposes of this Agreement, an “Affiliate” shall mean, with respect to the Company, any Person, who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company. “Person” shall mean any individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
[signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VIPS, INC.
By:	/s/ Jenny Morgan
Jenny Morgan
President

EXECUTIVE
/s/ Arthur Lehrer
Arthur Lehrer

Exhibit A
RELEASE
     1. Release. (a) In return for the commitments made by VIPS, Inc. (the “Company”) in Sections 4.4 and 4.5 of the Employment Agreement dated as of July 9, 2004 (the “Employment Agreement”) between Arthur Lehrer (“I” or “Executive”) and the Company and in lieu of any other benefits, Executive hereby releases and discharges Company, WebMD Corporation (“WebMD”) and their respective Affiliates (as defined in the Employment Agreement) and their respective current and former directors, officers, shareholders, and agents, (whether acting as agents for Company or any related entity or in their individual capacity), and each of their respective predecessors, successors, and assigns (hereafter collectively referred to as the “Releasees”), from any and all claims and causes of action (except actions brought to obtain payments and benefits required by Sections 4.4 and 4.5 of the Employment Agreement or compensation and benefits earned and required by the Employment Agreement prior to the Termination Date) related to Executive’s employment or separation from employment (but not any claims or causes of action related to or arising under the Merger Agreement (as defined in the Employment Agreement); any claims for salary, bonuses, severance pay, vacation pay, stock option arrangements or any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits and COBRA rights, which are not affected by this Release); any claim alleging sexual or other harassment, or discrimination based on pregnancy, sex, race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability (as defined by the Americans with Disabilities Act, or any other state or local law), age, or any other unlawful discrimination (under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Violence Against Women Act, the federal Family and Medical Leave Act, Fair Labor Standards Act, New Jersey Law Against Discrimination, New Jersey Family Leave Act, Missouri Human Rights Act, Maryland anti-discrimination laws, Article 49B, Annotated Code of Maryland, or any other federal, state, or local laws or regulations); any claims for retaliation for any claim of discrimination; any claims for breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, violation of federal or state whistleblower or retaliatory personnel laws, specifically including New Jersey’s Conscientious Executive Protection Act (CEPA). I represent that I have no lawsuits, claims or actions with respect to the claims being released hereunder pending in my name or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph. I agree that in the event I bring a claim covered by this release in which I seek damages against the Company or WebMD or in the event I seek to recover against the Company or WebMD in any claim brought by a governmental agency on my behalf, this Agreement shall serve as a complete defense to such claims.
     (b) The last sentence of Section 1(a), Section 1(c) and Section 3(b) are not intended to and shall not affect my right to file a lawsuit, complaint or charge that challenges the validity of this Release under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under ADEA, and such Sections shall not apply in any respect to such claims. This Section is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any monies paid should the release of ADEA claims in this Release be found to be invalid, nor does this Section affect the Company’s right to recover attorney fees or costs to the extent authorized under federal law. The last sentence of Section 1(a), Section 1(c) and Section 3(b) shall apply with full force and effect with respect to any other legal proceeding.
     (c) Executive acknowledges that any obligations or commitments of the Company under Sections 4.4 and 4.5 of the Employment Agreement shall immediately cease in the event that Executive breaches any provision in Section 5 of the Employment Agreement. In the event of such a breach following payment of its obligations hereunder, the Company may (in addition to any remedy otherwise available to it) seek to recover the amounts paid under this Agreement, and any reasonable attorneys’ fees and costs incurred in such action, to the extent permitted by law.
     2. Return of Company Property. I acknowledge that I have returned to the Company all Company documents (and all copies thereof) and other Company property which I have had in my possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, cell phones or facsimile machines), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof. I also acknowledge that I have left intact all electronic Company documents, including those that I developed or helped develop.
     3. Restrictive Covenants; Confidentiality.
     (a) I hereby acknowledge and affirm my obligations set forth in Section 5 of the Employment Agreement regarding confidentiality, covenants against solicitation of employees and customers and competition, the assignment of developments and non-disparagement.
     (b) I understand and agree that the terms and contents of this Agreement shall be maintained as confidential by me, my agents and representatives.
     4. Entire Agreement. I understand and agree that this Release, the Employment Agreement, the Stock Option Agreement and the plan governing the terms of the Option (as such terms are defined in the Employment Agreement) contain and constitute all understandings and agreements between the parties hereto and cancel any and all other oral and written negotiations, agreements, commitments, and writings between the parties relating to Executive’s employment with the Company.
     5. Termination Date. Executive hereby acknowledges that the termination of his employment with the Company occurred on [         ].
     6. Acknowledgments. The Executive acknowledges that he has knowingly and voluntarily entered into this Release; that he has been given at least twenty one (21) days to consider this Release, that the Company advised the Executive, in writing, to consult with any attorney of his own choosing prior to signing this Release, and that Executive received consideration in addition to what he was already entitled. Executive understands that he may revoke this Release by providing written notice thereof to the Company c/o WebMD Corporation, _____________________ (Attention: Employment Counsel) for a period of seven (7) days after execution of this Release (the “Revocation Period”), and the Release shall not be effective or enforceable until the eighth (8th) day following the execution of this Release by the Executive (the “Effective Date”). Accordingly, the Company’s obligations under the Employment Agreement and as described herein are not effective until the expiration of the Revocation Period.

Dated	Arthur Lehrer

2